Exhibit (a)(1)

CERTIFICATE OF TRUST

OF

BAIN CAPITAL PRIVATE CREDIT

This Certificate of Trust of Bain Capital Private Credit (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as all of the trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1.            Name. The name of the trust formed hereby is Bain Capital Private Credit.

2.            Registered Office; Registered Agent. The name and address of the trustee of the Trust with a principal place of business in the State of Delaware is Wilmington Trust, National Association, 1100 North Market Street, Wilmington, Delaware 19890-0001 Attention: Corporate Trust Administration.

3.            Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

Wilmington Trust, National Association, not in its individual capacity but solely as Delaware Trustee

By:	/s/ Neumann Marlett
Name:	Neumann Marlett
Title:	Bank Officer

/s/ Michael Treisman
Michael Treisman, as Trustee